Exhibit 23.4

CONSENT OF NETWORK 1 FINANCIAL SECURITIES, INC.

Network 1 Financial Securities, Inc. (“Network 1”), hereby consents to (i) the inclusion of our fairness opinion, dated October 26, 2023, to the Board of Directors of Mars Acquisition Corp. in the filing of the Registration Statement on Form S-4 of ScanTech AI Systems Inc., filed on June 28, 2024 (the “Registration Statement”), and (ii) all references to the fairness opinion in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Network 1 Financial Securities, Inc.
Network 1 Financial Securities, Inc.

Red Bank, New Jersey
June 28, 2024